EXHIBIT 99


   Heritage Financial Group Announces Higher First Quarter Earnings

    Board of Directors Declares Regular Quarterly Cash Dividend of
                        $0.06 Per Common Share


    ALBANY, Ga.--(BUSINESS WIRE)--April 27, 2007--Heritage Financial Group (NASDAQ:HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the first quarter ended March 31, 2007. Highlights of the quarter included a 45% increase in net income, strong asset and deposit growth - reflecting in part the Company's opening of its first branch in Florida in mid-2006, and ongoing improvements in credit quality.

    Separately, the Company announced that its Board of Directors has declared a regular quarterly cash dividend of $0.06 per common share. The dividend will be paid on May 25, 2007, to stockholders of record as of May 11, 2007. Heritage, MHC, which holds 7,868,875 shares or approximately 72% of the Company's total outstanding stock, has informed the Company that it will waive receipt of the dividend on its shares.

    For the first quarter of 2007, net interest income was virtually unchanged at $3,487,000 versus $3,488,000 in the year-earlier period. The Company's net interest margin for the first quarter was 3.73%, down 43 basis points from the fourth quarter of 2006 and 56 basis points below the first quarter last year as higher funding costs more than offset the rising yields on interest-earning assets. Although asset quality metrics continued to show improvement, the Company increased its provision for loan losses 76% to $158,000 for the first quarter from $90,000 for the same period last year, in part because of growth in the loan portfolio over the past year and also to reflect increasing pressures on the general economy. Net interest income after provision for loan losses declined 2% to $3,329,000 for the first quarter of 2007 from $3,399,000 for the prior-year period.

    Non-interest income for the first quarter of 2007 totaled $1,588,000, up 31% from $1,212,000 in the same period last year, primarily due to higher income from service charges and fees on deposit accounts and fees from brokerage services. Non-interest expense for the first quarter of 2007 increased 1% to $3,906,000 from $3,872,000 in the year-earlier quarter, reflecting primarily higher salaries and employee benefits costs associated with the Company's new Florida branch. The Company's efficiency ratio in the first quarter was 76.97% versus 82.38% in the first quarter of 2006.

    Net income for the first quarter of 2007 totaled $719,000 or $0.07 per diluted share. This represented a 45% increase from $496,000 or $0.05 per diluted share in the year-earlier period.

    Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We are pleased to report a solid start to our new fiscal year, with significant balance sheet growth from both our traditional Georgia markets as well as our new entry into Florida with the opening of a branch in Ocala. The growth of our loan portfolio has helped offset the impact of a relatively flat yield curve and the resulting margin compression we have experienced. Also, we are pleased to report strong growth in our non-interest income this quarter, which, coupled with more effective control of our expenses, factored prominently in the Company's higher earnings for the first quarter."

    Non-performing loans at the end of the first quarter of 2007 declined to $363,000 from $878,000 at March 31, 2006, and as a percent of total loans outstanding, fell to 0.13% from 0.32% for the year-earlier period. Meanwhile, net charge-offs to average outstanding loans, on an annualized basis, were 0.07% for the first quarter of 2007 versus 0.09% for the prior-year period.

    The Company's total assets increased 7% to $441,289,000 at March 31, 2007, from $413,330,000 at December 31, 2006, and 22% from
$362,953,000 at March 31, 2006. Gross loans increased 4% to $286,622,000 at March 31, 2007, compared with $276,776,000 at
December 31, 2006, and 12% from $256,719,000 a year earlier. Deposits increased 7% to $320,659,000 at the end of the first quarter of 2007 compared with $299,189,000 at December 31, 2006, and 32% from $242,981,000 at March 31, 2006. Total stockholders' equity increased 1% to $63,718,000 at March 31, 2007, compared with $62,809,000 at
December 31, 2006, and was 8% lower than $69,355,000 a year ago, due primarily to the Company's stock repurchase plans.

    Annualized return on average stockholders' equity for the first quarter ended March 31, 2007, was 4.53% versus 2.87% for the comparable period last year. Annualized return on average total assets for the first quarter ended March 31, 2007, was 0.68% compared with 0.55% for the same period in 2006.

    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Albany, Georgia, and surrounding Dougherty, Lee and Worth counties in Georgia through six full-service banking offices. HeritageBank also commenced operations in the State of Florida during the third quarter of 2006 with the opening of a full-service banking office in Ocala.

    As of March 31, 2007, Heritage Financial Group reported total assets of approximately $441 million and total stockholders' equity of approximately $64 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

    Heritage, MHC, a mutual holding company formed in 2002, holds approximately 72% of the shares of Heritage Financial Group. The remaining 28% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

    Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.



                       HERITAGE FINANCIAL GROUP
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------
Total interest income                                $6,584    $5,191
Total interest expense                                3,097     1,703
                                                   --------- ---------
Net interest income                                   3,487     3,488
Provision for loan losses                               158        90
                                                   --------- ---------
Net interest income after provision for loan
 losses                                               3,329     3,398
Non-interest income                                   1,588     1,212
Non-interest expense                                  3,906     3,872
                                                   --------- ---------
Income before income taxes                            1,011       738
Income tax expense                                      292       242
                                                   --------- ---------
Net income                                             $719      $496
                                                   ========= =========
Basic and diluted earnings per share                  $0.07     $0.05
                                                   ========= =========


                                         March 31, Dec. 31,  March 31,
                                           2007      2006      2006
                                         --------- --------- ---------
Total assets                             $441,289  $413,330  $362,953
Cash and cash equivalents                   8,887     9,781     7,602
Interest bearing deposits in banks            283     2,154     1,596
Securities available for sale             105,101    84,572    63,528
Loans receivable                          286,622   276,776   256,719
Allowance for loan losses                   4,184     4,076     3,649
Total deposits                            320,659   299,189   242,981
Federal Home Loan Bank advances            40,000    40,000    45,000
Stockholders' equity                       63,718    62,809    69,355


    Selected Consolidated Financial Ratios and Other Data (unaudited) for the first quarter ended March 31, 2007 and 2006, may be found at the following link: http://www.irinfo.com/hbos/HBOS1Q07FST.pdf. Investors should refer to the Company's Form 10-Q for the three months ended March 31, 2007, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.


    CONTACT: Heritage Financial Group
             T. Heath Fountain, 229-878-2055
             Senior Vice President and Chief Financial Officer